EXHIBIT 10.20

PMC (Nova Scotia) Company Bonus Plan

1.	Every fiscal quarter an amount equal to four percent (4%) of PMC's Quarterly Earnings, as hereinafter defined, shall be pooled (the "Quarterly Bonus Pool"). In the event that there is a loss in any quarter such amount shall be recouped before earnings in subsequent quarters are eligible for participation in the Quarterly Bonus Pool. Employees participating in the bonus plan shall be eligible to receive a bonus to be determined quarterly from the Quarterly Bonus Pool, the amount of which, if any, shall be in the sole and exclusive discretion of PMC's management committee.
2.
Every year an amount equal to six percent (6%) of PMC's Annual Earnings, as hereinafter defined, shall be pooled (the "Annual Bonus Pool"). Employees participating in the bonus plan shall be eligible to receive a bonus to be determined annually from the Annual Bonus Pool, the amount of which shall be in the sole and exclusive discretion of PMC's management
3.	(a) Quarterly Earnings shall equal EBITDA for such quarter less an administrative fee of $.02 Cdn. per outright purchased barrel during such quarter.
(b) Annual Earnings shall equal EBITDA for such annual period less an administrative fee of $.02 Cdn per outright purchased barrel during such period.
(c) For the purposes of this Schedule, "EBITDA" shall have the meaning given to it in Section 1.1 of this Agreement, except that "net of bonuses" shall be deleted.
(d) The administrative fee referred to above shall not be increased for three years.
(e) All payments made with respect to the Quarterly Bonus Pool and Annual Bonus Pool shall be paid three months in arrears.
4.
For the year 2001, the Annual Bonus Pool shall related to the period from the Effective Time through December 31, 2001 and the first Quarterly Bonus Pool shall be for the month of March and thereafter the Quarterly Bonus Pool shall be attributable to calendar quarters. All employees of the Vendor hired by the Purchaser shall be eligible to be included in the 2001 Annual Bonus Pool and the first Quarterly Bonus Pool.
5.
Except as otherwise approved by PMC's management committee, to qualify for participation in the Quarterly Bonus Pool or Annual Bonus Pool, the employee has to be actively employed by PMC for the period from the first day of the applicable bonus period through the date the Quarterly and/or Annual Bonus Pools are payable.
6.
Nothing in this Plan shall interfere with or limit in any way the right of PMC to terminate any Employee's employment at any time, nor confer upon any Employee any right to continue in the employ of PMC. No award under this Plan shall constitute an employment agreement (or part of an employment agreement) with PMC or give rise to liability on the part of PMC for severance payments. The awards under this Plan are not intended to be treated as compensation for any purpose under any other PMC plan or benefit.
7.	For Employees hired by PMLP then wherever PMC appears above, PMLP shall be substituted therein.
8.
This Bonus Plan shall not be amended or modified by PMC or PMLP for a period of three years. Thereafter, the Bonus Plan may be amended or modified as determined by the general partner's board of directors.
9.	Sales personnel whose primary compensation is commission (including consultants) may be excluded from the Annual Bonus Pool and the Quarterly Bonus Pool.